Exhibit 99.1
Cognex Corporation Adopts Shareholder Rights Plan
Friday, December 5, 2008
NATICK, Mass.—(BUSINESS WIRE)—Cognex Corporation (NASDAQ: CGNX) today announced that its Board of Directors has adopted a Shareholder Rights Plan. Dr. Robert J. Shillman, the Chairman and Chief Executive Officer of Cognex, stated, “The Board believes that a Shareholder Rights Plan enhances its ability to protect shareholder interests and ensures that shareholders receive fair treatment in the event of any coercive takeover attempt. The Plan is intended to provide the Board with sufficient time to consider any and all alternatives to such an action. The Board believes it is protecting the interests of all of its shareholders.”
In connection with the adoption of the Shareholder Rights Plan, the Board of Directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of Cognex’s common stock to shareholders of record as of the close of business on December 5, 2008. Initially, these rights will not be exercisable and will trade with the shares of Cognex’s common stock. Under the Shareholder Rights Plan, the rights generally will become exercisable if a person becomes an “acquiring person” by acquiring 15% or more of the common stock of Cognex or if a person commences a tender offer that could result in that person owning 15% or more of the common stock of Cognex. If a person becomes an “acquiring person,” each holder of a right (other than the acquiring person) would be entitled to purchase, at the then-current exercise price, such number of shares of preferred stock which are equivalent to shares of Cognex’s common stock having a value of twice the exercise price of the right. If Cognex is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s common stock having a value of twice the exercise price of the right.
About Cognex Corporation
Cognex Corporation designs, develops, manufactures, and markets machine vision sensors and systems, or devices that can “see.” Cognex vision sensors are used in factories around the world to automate the manufacture of a wide range of items and to assure their quality. Cognex is the world’s leader in the machine vision industry, having shipped more than 450,000 machine vision systems, representing over $2.5 billion in cumulative revenue, since the company’s founding in 1981. In addition to its corporate headquarters in Natick, Massachusetts, Cognex also has regional offices and distributors located throughout North America, Japan, Europe, Asia, and Latin America. Visit Cognex on-line at http://www.cognex.com/.
Contact:
Cognex Corporation
Susan Conway, 508-650-3353
Director of Investor Relations